January 15, 1997



Mr. Wayne W. Whalen
4920 South Greenwood
Chicago, Illinois 60615

Dear Mr. Whalen:

         This letter is to confirm the agreement between the undersigned, Robert
J. Freeman and Dennis W. Dudley, as trustees under that certain Amended and Restated Voting Trust Agreement dated 9/15/92 (the "Trust"), which Trust is the record holder of 1,950,000 shares of the common stock (the "Trust Shares") of Top Air Manufacturing, Inc., an Iowa corporation ("Top Air"), and you ("Whalen"), with respect to the right of either party to have up to his or its "Proportionate Share" (as hereinafter defined) included in any sale of a "Control Block" (as hereinafter defined) pursuant to a "Third Party Offer" (as hereinafter defined) received by the other party hereto. Our agreement, as set forth herein, is to induce the acquisition by Whalen of 1,150,000 shares of the common stock of Top Air (the "Whalen Shares") and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged.

         As used herein, the term "Control Block" means, at any given time, an aggregate of not less than one million shares of the common stock of Top Air held by the Trust or Whalen, as the case may be, adjusted from time to time hereafter as appropriate by reason of any changes in Top Air common stock resulting from stock dividends, split-ups, reverse stock-splits, recapitalizations or the like.

         If the Trust or Whalen shall at any time receive an offer from one or more unaffiliated third parties ("Purchaser") to purchase or otherwise acquire a Control Block at a specified purchase price and upon specified terms and conditions (an "Outside Offer"), and the recipient of such Outside Offer (the "Recipient") is prepared to accept the Outside Offer, then the Recipient will not enter into an agreement with the Purchaser to sell the Control Block to the Purchaser (the "Stock Purchase Agreement") unless such Stock Purchase Agreement provides that the Purchaser will purchase in lieu of such portion of the Control Block, and at the same per share purchase price and upon the same terms and conditions applicable to the Control Block in the Outside Offer, all or that portion of the Proportionate Share of the other party hereto (the "Non-Recipient") as designated by Non-Recipient. If the Purchaser is unwilling to include the Non-Recipient's Proportionate Share in the Stock Purchase Agreement, the Recipient may, at his or its option, purchase from the Non-Recipient, at the same per share purchase price and upon the same terms and conditions applicable to the Control Block in the Outside Offer, all or that portion of the Non-Recipient's Proportionate Share as designated by the Non-


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Mr. Wayne W. Whalen
January 15, 1997
Page 2

Recipient, and, thereafter, consummate the sale contemplated by the Outside Offer. As used herein, the term "Proportionate Share" means that percentage of the Control Block being sold to the Purchaser obtained by dividing the number of shares of Top Air common stock then held by the Non-Recipient by an amount equal to the sum of (i) such amount of Top Air common stock then held by the Non-Recipient, and (ii) the total number of shares of the common stock of Top Air then held by the Recipient.

         Within five (5) business days following receipt by the Recipient of an Outside Offer, the Recipient shall notify the Non- Recipient in writing of the terms and conditions of the Outside Offer, and the Non-Recipient shall have a period of ten (10) business days following receipt of such written notice to elect, in writing delivered to the Recipient, whether to have all or any portion of his or its Proportionate Share included in the sale of shares of the common stock of Top Air to the Purchaser for the price and upon the other terms, provisions and conditions contained in the Outside Offer. If the Non-Recipient elects to have less than all of his or its Proportionate Share included in the sale of shares of Top Air common stock to the Purchaser, then the Recipient may elect to make up such difference by including additional shares of Top Air common stock held by the Recipient, if any, in the Control Block being sold to the Purchaser, but only up to the extent of such difference or, in the alternative, to reduce the number of shares to be included in the Control Block being sold to the Purchaser, up to the extent of such difference.

                                          Very truly yours,



                                          /s/Robert J. Freemen
                                          Robert J. Freemen, Trustee


                                          /s/ Dennis W. Dudley
                                          Dennis W. Dudley, Trustee

                                          CONSTITUTING ALL OF THE TRUSTEES
                                          UNDER THE TRUST

AGREED, ACCEPTED AND ACKNOWLEDGED this 15th day of January, 1997:


/s/ Wayne W. Whalen
----------------------------
Wayne W. Whalen